Exhibit 99.1

Contacts: Stacey Sullivan, Media Relations	Chris Bremer, Investor Relations
(800) 775-7290	(972) 980-9917

BRINKER INTERNATIONAL REPORTS YEAR-OVER-YEAR INCREASES IN FOURTH QUARTER

AND FULL FISCAL YEAR EPS

DALLAS (Aug. 2, 2013) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal fourth quarter and year ended June 26, 2013.

Highlights include the following:

•	Earnings per diluted share, excluding special items, increased 26.2 percent to $0.77 compared to $0.61 for the fourth quarter of fiscal 2012 (see non-GAAP reconciliation below)

•	On a GAAP basis, earnings per diluted share increased 4.9 percent to $0.64 compared to $0.61 for the fourth quarter of fiscal 2012

•

Brinker’s operating income, excluding special items, improved 180 basis points from 9.8 percent to 11.6 percent driven by a 60 basis point restaurant operating margin[1] improvement in addition to reduced general and administrative expenses

•

Chili’s domestic comparable restaurant sales[2] decreased 0.3 percent for the quarter consisting of a 0.6 percent decrease for company-owned restaurants, partially offset by a 0.5 percent increase for franchised restaurants. Chili’s international franchise comparable restaurant sales increased 2.3 percent

•	Maggiano’s comparable restaurant sales increased 0.2 percent, representing the 14th consecutive quarterly increase

•	Cash flows provided by operating activities were $290.7 million and capital expenditures totaled $131.5 million for fiscal 2013

•	The company repurchased approximately 3.5 million shares of its common stock for $141.6 million in the fourth quarter

•	The company paid a dividend of 20 cents per share in the fourth quarter, an increase of 25 percent over the prior year fourth quarter

•	On June 1, 2013, the company completed the acquisition of 11 Chili’s restaurants located in Alberta, Canada

•	On May 8, 2013, the company completed a public offering of $550 million in notes consisting of two tranches, $250 million due 2018 and $300 million due 2023

“We are confident we will achieve our previously stated goal of doubling of our fiscal 2010 earnings per share next fiscal year, a full year ahead of schedule,” said Wyman Roberts, Chief Executive Officer and President.

[1]

Effective for the first quarter of fiscal 2013, revenues are reported in two separate captions—Company sales and Franchise and other revenues. Restaurant operating margin is now defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses.

[2]

Chili’s Domestic comparable restaurant sales is a new presentation item beginning in the fourth quarter of fiscal 2013 and is defined as comparable restaurant sales generated from company-owned and franchise operated Chili’s restaurants in the United States.

Table 1: Monthly, Q4 and FY comparable restaurant sales

Company-owned, reported brands and franchise; percentage

	April	May	June	Q4 13	Q4 12	FY 13	FY 12
Brinker International	(0.6)	(0.2)	(0.7)	(0.5)	2.1	0.5	2.6
Chili’s Company-Owned
Comparable Restaurant Sales	(0.7)	(0.3)	(0.8)	(0.6)	2.2	0.5	2.5
Pricing Impact	1.3	1.3	1.3	1.3	1.3	1.4	1.4
Mix-Shift	0.5	0.4	(0.4)	0.2	(0.3)	0.9	(0.4)
Traffic	(2.5)	(2.0)	(1.7)	(2.1)	1.2	(1.8)	1.5
Maggiano’s
Comparable Restaurant Sales	0.1	0.8	(0.3)	0.2	1.9	0.5	3.0
Pricing Impact	0.6	0.3	0.5	0.5	2.6	1.8	2.2
Mix-Shift	0.7	1.2	1.4	1.1	0.1	0.5	0.0
Traffic	(1.2)	(0.7)	(2.2)	(1.4)	(0.8)	(1.8)	0.8
Franchise[1]				1.0	2.1	1.9	2.9
U.S. Comparable Restaurant Sales				0.5	2.4	1.6	2.4
International Comparable Restaurant Sales				2.3	1.3	2.7	4.2
Domestic[2]				(0.3)	2.2	0.8	2.5
System-wide[3]				0.0	2.1	1.0	2.7

[1]

Revenues generated by franchisees are not included in revenues on the consolidated statements of income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchisee comparable restaurants revenues provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

[2]	Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili’s restaurants in the United States.
[3]	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchisee operated restaurants.

Quarterly Operating Performance

CHILI’S fourth quarter company sales of $615.7 million represent a 0.2 percent decrease from $616.8 million in the prior year period driven by traffic declines. As compared to the prior year, Chili’s operating margin improved due to lower cost of sales and restaurant labor. Cost of sales as a percentage of company sales was favorably impacted by mix changes related to the introduction of new menu items, improved waste control and menu pricing, partially offset by unfavorable commodity pricing primarily related to alcohol and chicken wings. Restaurant labor was positively impacted by improved labor productivity from the installation of new kitchen equipment. Restaurant expense was negatively impacted by higher workers’ compensation insurance expenses.

MAGGIANO’S fourth quarter company sales of $93.4 million increased 0.1 percent primarily driven by favorable mix and menu pricing. As compared to the prior year, Maggiano’s operating margin improved primarily due to lower cost of sales. Cost of sales as a percentage of company sales was positively impacted by favorable commodity pricing on seafood and meat, decreased commodity usage from efforts to reduce waste, menu item changes, as well as increased menu pricing. Restaurant operating margin was negatively impacted by higher long-term incentive compensation expenses.

FRANCHISE AND OTHER revenues totaled $20.9 million for the quarter, an increase of 14.8 percent compared to $18.2 million in the prior year. The increase was driven primarily by a one-time development fee refund in the prior year. International and U.S. franchise comparable restaurant sales increased 2.3 percent and 0.5 percent, respectively. Brinker franchisees generated approximately $415 million in sales1 for the fourth quarter of fiscal 2013.

[1]	Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.

Other

Depreciation and amortization expense increased $0.9 million for the quarter primarily due to Chili’s reimage, kitchen equipment and software investments in existing restaurants, partially offset by an increase in fully depreciated assets.

General and administrative expense decreased $7.1 million primarily due to lower performance-based compensation and professional fees.

Interest expense increased $1.4 million for the quarter as a result of higher borrowing balances which occurred prior to the retirement of the 5.75% notes.

Excluding the impact of special items, the effective income tax rate remained flat for the current quarter at 28.3 percent as the tax impact of increased earnings and lower tax credits was offset by prior year state tax adjustments and deductions related to increased stock option exercises. On a GAAP basis, the effective income tax rate increased to 25.0 percent in the current quarter compared to 24.6 percent last year due to lower tax credits and the positive impact of resolved tax positions in the prior year, partially offset by the increased tax benefit resulting from higher special item charges in the current year.

Non-GAAP Reconciliation

Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Special items in the fourth quarter of fiscal 2013 consist primarily of the loss associated with the retirement of the 5.75% notes, with other offsetting items related to the gain on the sale of the company’s minority interest in Romano’s Macaroni Grill and losses associated with the impairment of restaurants and other fixed assets, including the company-owned restaurant in Brazil

Table 2: Reconciliation of net income excluding special items

Q4 13 and Q4 12; $ millions and $ per diluted share after-tax

	Q4 13	EPS Q4 13	Q4 12	EPS Q4 12
Net Income	46.4	0.64	47.0	0.61
Other (Gains) and Charges, net of taxes[1]	9.3	0.13	2.1	0.03
Adjustment for Tax Items	(0.6)	0.00	(2.0)	(0.03)

Net Income excluding Special Items	55.1	0.77	47.1	0.61

Table 3: Reconciliation of net income excluding special items

FY 13 and FY 12; $ millions and $ per diluted share after-tax

	FY 13	EPS FY 13	FY 12	EPS FY 12
Net Income	163.4	2.20	151.2	1.87
Other (Gains) and Charges, net of taxes[1]	10.7	0.14	5.5	0.07
Adjustment for Tax Items	(0.6)	0.00	(2.0)	(0.02)
Adjustment for Gift Card Breakage[2]	—	—	3.3	0.04

Net Income excluding Special Items	173.5	2.34	158.0	1.96

1	Pre-tax Other gains and charges was $15.1 million and $3.4 million in the fourth quarter of fiscal 2013 and 2012, respectively. Pre-tax Other gains and charges was $17.3 million and $9.0 million year to date for fiscal 2013 and 2012, respectively.
2	The company recognized a pre-tax $5.2 million reduction to revenue in the third quarter of fiscal 2012 resulting from a change in the estimate of gift card breakage.

Fiscal 2014 Outlook

The company anticipates earnings per diluted share, excluding special items, to increase 15 to 22 percent in the range of $2.70 to $2.85. Earnings are based on the following expectations:

•	Comparable sales are expected to increase one to two percent

•	Company-owned new restaurant development combined with the recent acquisition of restaurants in Canada is expected to add year-over-year capacity growth of about two percent

•	Restaurant operating margin is expected to improve 50 to 75 basis points year-over-year

•	Depreciation expense is expected to increase slightly on a dollar basis, assuming capital expenditures of $150 to $160 million

•	General and administrative expense is expected to be slightly higher on a dollar basis due to the fact that incentive compensation is planned at target

•	Interest expense is expected to be essentially flat driven by lower rates despite higher borrowing balances

•	Excluding the impact of special items, the effective income tax rate is projected to be approximately 32 percent

•	Free cash flow will be $180 to $190 million

•	Diluted weighted average shares outstanding will be 66 to 68 million

The company believes providing fiscal 2014 earnings per diluted share guidance provides investors the appropriate insight into the company’s ongoing operating performance.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (Aug. 2). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Aug. 30, 2013.

Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-K for fiscal 2013 filing on or before Aug. 26, 2013; and

•	First quarter earnings release, before market opens, Oct. 23, 2013.

About Brinker

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,591 restaurants under the names Chili’s® Grill & Bar (1,547 restaurants) and Maggiano’s Little Italy® (44 restaurants).

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

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BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 26, 2013	June 27, 2012	June 26, 2013	June 27, 2012
Revenues:
Company sales	$709,128	$710,129	$2,766,618	$2,748,462
Franchise and other revenues (a)	20,940	18,242	79,480	72,260

Total revenues	730,068	728,371	2,846,098	2,820,722

Operating Costs and Expenses:
Company restaurants
Cost of sales	190,775	197,767	758,377	769,729
Restaurant labor	224,548	227,842	892,413	891,910
Restaurant expenses	165,433	159,958	655,214	649,830

Company restaurant expenses	580,756	585,567	2,306,004	2,311,469
Depreciation and amortization	32,651	31,789	131,481	125,054
General and administrative	32,249	39,348	134,538	143,388
Other gains and charges (b)	15,073	3,360	17,300	8,974

Total operating costs and expenses	660,729	660,064	2,589,323	2,588,885

Operating income	69,339	68,307	256,775	231,837
Interest expense	8,078	6,713	29,118	26,800
Other, net	(562)	(754)	(2,658)	(3,772)

Income before provision for income taxes	61,823	62,348	230,315	208,809
Provision for income taxes	15,456	15,344	66,956	57,577

Net income	$46,367	$47,004	$163,359	$151,232

Basic net income per share	$0.67	$0.63	$2.28	$1.93

Diluted net income per share	$0.64	$0.61	$2.20	$1.87

Basic weighted average shares outstanding	69,607	75,070	71,788	78,559

Diluted weighted average shares outstanding	71,999	77,682	74,158	80,664

(a)	Franchise and other revenues includes royalties, development fees and franchise fees, banquet service charge income, and gift card activity (breakage and discounts).
(b)	Other gains and charges includes:

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 26, 2013	June 27, 2012	June 26, 2013	June 27, 2012
Loss on extinguishment of debt	$15,768	$0	$15,768	$0
Gain on sale of assets, net	(8,798)	(1,941)	(11,228)	(3,306)
Restaurant impairment charges	4,615	2,041	5,276	3,139
Restaurant closure charges	750	501	3,637	4,655
Impairment of liquor licenses	170	2,641	170	2,641
Severance and other benefits	966	0	2,235	0
Other	1,602	118	1,442	1,845

	$15,073	$3,360	$17,300	$8,974

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 26, 2013	June 27, 2012 (a)
	(Unaudited)
ASSETS
Current assets	$198,591	$198,182
Net property and equipment (b)	1,035,815	1,043,564
Total other assets	218,197	197,662

Total assets	$1,452,603	$1,439,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$27,596	$27,334
Current liabilities	362,615	374,415
Long-term debt, less current installments	780,121	587,890
Other liabilities	132,914	139,896
Total shareholders’ equity	149,357	309,873

Total liabilities and shareholders’ equity	$1,452,603	$1,439,408

(a)	Certain prior year amounts have been reclassified to conform to the fiscal 2013 presentation. These reclassifications have no effect on the company’s net income or financial position as previously reported.
(b)	At June 26, 2013, the company owned the land and buildings for 189 of the 877 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $141.5 million and $118.3 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fifty-Two Week Periods Ended
	June 26, 2013	June 27, 2012
Cash Flows From Operating Activities:
Net income	$163,359	$151,232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	131,481	125,054
Stock-based compensation	15,909	13,461
Restructure charges and other impairments	11,425	10,396
Net (gain) loss on disposal of assets	(6,905)	490
Changes in assets and liabilities	(24,581)	2,805

Net cash provided by operating activities	290,688	303,438

Cash Flows from Investing Activities:
Payments for property and equipment	(131,531)	(125,226)
Payments for purchase of restaurants	(24,622)	(3,120)
Proceeds from sale of assets	17,157	8,112
Insurance recoveries	1,152	—
Investment in equity method investees	—	(3,170)

Net cash used in investing activities	(137,844)	(123,404)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	549,528	70,000
Purchases of treasury stock	(333,384)	(287,291)
Payments on long-term debt	(316,380)	(18,749)
Payments on revolving credit facility	(150,000)	—
Borrowings on revolving credit facility	110,000	40,000
Payments of dividends	(56,343)	(50,081)
Proceeds from issuances of treasury stock	41,190	43,416
Excess tax benefits from stock-based compensation	8,778	1,406
Payments for deferred financing costs	(5,969)	(1,620)

Net cash used in financing activities	(152,580)	(202,919)

Net change in cash and cash equivalents	264	(22,885)
Cash and cash equivalents at beginning of period	59,103	81,988

Cash and cash equivalents at end of period	$59,367	$59,103

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Fourth Quarter Net Openings/(Closings) Fiscal 2013	Total Restaurants June 26, 2013	Net Openings/(Closings) Fiscal 2013
Company-Owned Restaurants:
Chili’s Domestic	1	822	1
Chili’s International (a)	11	11	11
Maggiano’s	—	44	—

	12	877	12

Franchise Restaurants:
Chili’s Domestic	(4)	443	(15)
Chili’s International (a)	(5)	271	13

	(9)	714	(2)

Total Restaurants:
Chili’s Domestic	(3)	1,265	(14)
Maggiano’s	—	44	—
Chili’s International (a)	6	282	24

	3	1,591	10

(a)	During the fourth quarter of fiscal 2013, the company acquired 11 Chili’s restaurants in Canada from a franchisee.

FOR ADDITIONAL INFORMATION, CONTACT:

CHRIS BREMER

INVESTOR RELATIONS

(972) 980-9917

6820 LBJ FREEWAY

DALLAS, TEXAS 75240